Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-280990

October 07, 2025

For Institutional Communication Use Only

Index investing meets crypto An investment strategy for the next era of innovation For Institutional Communication Use Only

NO ALLOCATION SELF CUSTODY BITCOIN ONLY Zero exposure risks missing a secular adoption wave akin to early internet. As infrastructure institutionalizes, no allocation can dent long - term risk - adjusted returns and option value; a small diversified slice preserves upside with limited complexity. Holding coins directly brings key - management and wallet risk plus exchange counterparty exposure. Tax lots, forks/airdrops, and reconciliations create heavy compliance work, and institutional controls are costly. A bitcoin - only vehicle concentrates risk in one asset, amplifying drawdowns and regime shifts. It skips diversification across crypto segments and ties performance to BTC - specific cycles and shocks. Advisors are forced into a false choice when investing Miss a generational innovation cycle Assume custody, tax, and operational burdens Face concentration risk For Institutional Communication Use Only

No Allocation Miss a generational innovation cycle For Institutional Communication Use Only

1960 Offline Large computers operating in isolation Web2 “Read & write” For Institutional Communication Use Only Portable devices connected to cloud services 2000 Web3 “Read, write & own” Devices connected to global decentralized networks 2020 Crypto is the new era of digital transformation we are experiencing Web1 “Read” Personal computers connected to a global network 1980 Internet evolution

Real - world use cases for Blockchain and Tokenization Potential applications for the technology IDENTITY, GOVERNMENT AND PUBLIC SERVICES REAL ESTATE & VEHICLES ● Real estate tokenization ● Sales & Purchases ● Leasing and Contracts ● On - chain property & vehicle registry ● Smart Contracts for financing and Insurance ● Digital passports ● Decentralized identity ● Registration of Certificates and Documents ● Blockchain - based public tendering ● Collateral Registry ● Promissory Notes ● Trade Acceptance FINANCIAL MARKET, REAL ASSETS AND COMMODITIES ● Tokenization of Assets: Equities, Sovereign & Corporate Bonds, Investment Funds, On - chain Derivatives ● Real Assets: Art & Collectibles, Real Estate, Receivables, Commodities, Royalties, Carbon Credits RETAIL, HEALTHCARE AND ENTERTAINMENT ● Stablecoin Payments ● On - chain music royalties ● Digital collectibles integrated with physical products ● Blockchain - based Medical Records ● Smart Contract - based health insurance ● Supply chain traceability ● Tokenized Tickets (NFTs) For Institutional Communication Use Only

Companies across different industries are already adopting the technology

PAYMENTS

VISA

Visa enables crypto withdrawals to cards in 150 countries.[1]

PayPal

PayPal offers cryptocurrencies to business accounts in the U.S.[2]

mastercard

Mastercard introduces solution to pay with cryptocurrencies.[3]

ADOPTION AND SOLUTIONS

IBM

IBM created IBM Blockchain to offer infrastructure solutions for this technology.[7]

Microsoft

Microsoft offers cloud computing services focused on Web3 and Blockchain developers. [8]

Nasdaq

Nasdaq is proposing the trading of tokenized securities in the U.S. market.[9]

TOKENIZATION

UBS

UBS tests tokenized money market using Ethereum.[4]

حكومة دبي GOVERNMENT OF DUBAI

Dubai launches pilot for tokenized real estate investment.[5]

BlackRock

BlackRock launches tokenized government bonds on Ethereum.[6]

CUSTOMER SERVICES

Walmart

Walmart uses blockchain to track its food supply chain.[10]

amazon

Amazon is looking to implement its own stablecoins to reduce transaction costs.[11]

LVMH PRADA Cartier OTB

Luxury brands united to offer proof of authenticity, resale, and insurance via blockchain.[12]

1 Transak, 'Transak Partners with Visa to Enable Global Crypto Withdrawals', January 30, 2024.
2 PayPal Newsroom, 'PayPal Enables Business Accounts to Buy, Hold and Sell Cryptocurrency', September 25, 2024.
3 Mastercard, 'Mastercard Crypto Credential goes live with first peer-to-peer pilot transactions, adds new partners to the ecosystem', May 29, 2024.
4 The Block, 'UBS taps Ethereum to pilot tokenized money market fund', October 2, 2023.
5 Global Government Fintech, 'Dubai government department launches tokenised real-estate investment pilot', May 27, 2025.
6 CoinDesk, 'BlackRock Expands Tokenized Fund BUIDL Beyond Ethereum to Five New Blockchains', November 13, 2024.

7 Fintech Futures, 'IBM launches blockchain ecosystem on Hyperledger Fabric', December 7, 2016.
8 Blockworks, 'Microsoft brings blockchain node deployment to Azure marketplace', February 4, 2023
9 Reuters, 'Nasdaq makes push to launch trading of tokenized securities', September 8, 2025.
10 Walmart Global Tech, 'Blockchain in the Food Supply Chain', November 19, 2024.
11 The Wall Street Journal, 'Walmart, Amazon consider issuing own stablecoins', June 13, 2025.
12 Luxus Plus, 'LVMH: Aura Blockchain Consortium launches Aura SaaS for luxury brands', January 14, 2022.

For Institutional Communication Use Only

Users (millions) Workday Crypto is here! 659 millions Internet reaches 1 billion users 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2004 2003 2002 2001 2000 1999 1998 1997 1996 1995 1994 1993 1992 Unity Bet 365 Wayfair Baidu Sales Tencent Rakuten Expedia Fanatics Amazon Examples of ServiceNow Palantir force Google GoDaddy Ebay Yahoo technology Facebook LogMeIn Alibaba PayPal Netflix companies 2005 2006 Shopify Spotify Twitter 10,000 1,000 100 10 1 Crypto is just in the beginning Crypto adoption is tracing the same explosive path the internet once followed — on track to reach a billion users and become a mainstream technology within this decade. Sources: Our World in Data, Crypto.com, Cambridge Centre for Alternative Finance (latest data published on February 19, 2025). Vertical axis in logarithmic scale. For Institutional Communication Use Only

Crypto enhances existing services and enables the creation of new solutions Traditional services Blockchain Alternative Finance Payments Social Media & Streaming AI, Computing, Storage, 5G, Data Providers + Access + Transparency + Microbusinesses + Business Models - Barriers - Costs Lightning Network Stablecoins For Institutional Communication Use Only

Crypto 1 US€ 3.8T Gold 3 US€ 26T Equities 5 US€ 133T Dollar 2 US€ 22T Bonds 4 US€ 121T Real Estate 6 US€ 393T Crypto’s market value still holds strong potential Compared to traditional assets, crypto is still small — highlighting its growth potential. All data presented are based on reports and estimates from 2025; however, each market has its own source and reference period, meaning the figures were not collected on the exact same date. In addition, the size of the bubbles in the chart is illustrative only and does not represent the precise market value. 1 TradingView, “Crypto Total Market Cap, 6”, Sep 30, 2025 2 Board of Governors of the Federal Reserve System (US) via FRED, “M2 (M2SL)”, Aug 2025 3 Companiesmarketcap, “Gold’s Market Cap”, Sep 30, 2025 4 Mordor Intelligence, “Bond Market Report,” Jun 30, 2025. 5 Voronoi, “Global Stock Market Capitalization Hits Record 6133 Trillion in June 2025,” Jul 28, 2025 6 Savills, “World’s Real Estate Worth 6393.3 Trillion and Is the World’s Largest Store of Wealth,” Sep 29, 2025. For Institutional Communication Use Only

Crypto outperformed all major traditional asset classes in the last 5 years

Over the past 5 years, cryptocurrencies have consistently outperformed every major global asset class, establishing themselves as a transformative and high-potential investment opportunity

2021	2022	2023	2024	YTD	2021-2025 All time	2021-2025 Ann.
NCI 102%	Commodity 14%	NCI 132%	NCI 106%	Gold 82%	NCI 305%	NCI 32%
Commodity 27%	Dollar (DXY) 6%	Euro Stoxx 50 32%	Gold 26%	NCI 22%	Gold 152%	Gold 20%
S&P 500 27%	Gold 0%	S&P 500 24%	S&P 500 23%	MSCI ACWI 17%	S&P 500 78%	S&P 500 12%
Euro Stoxx 50 21%	Global HY -11%	MSCI ACWI 20%	MSCI ACWI 16%	S&P 500 14%	Euro Stoxx 50 55%	Euro Stoxx 50 9%
MSCI ACWI 17%	Euro Stoxx 50 -12%	Gold 15%	Global HY 8%	Euro Stoxx 50 9%	MSCI ACWI 52%	MSCI ACWI 9%
Global HY 5%	U.S. Agg -13%	Global HY 13%	Dollar (DXY) 8%	Global Agg 7%	Commodity 35%	Commodity 6%
Dollar (DXY) 5%	Global Agg -17%	U.S. Agg 6%	Euro Stoxx 50 1%	Commodity 7%	Global HY 19%	Global HY 4%
U.S. Agg -2%	S&P 500 -19%	Global Agg 4%	U.S. Agg 1%	U.S. Agg 5%	Dollar (DXY) 7%	Dollar (DXY) 1%
Gold -4%	MSCI ACWI -20%	Dollar (DXY) -3%	Commodity 0%	Global HY 4%	U.S. Agg -4%	U.S. Agg -1%
Global Agg -7%	NCI -66%	Commodity -12%	Global Agg -3%	Dollar (DXY) -8%	Global Agg -17%	Global Agg -4%

Data from 12/31/2020 to 09/30/2025

Source: Bloomberg. Past performance is not indicative of future results; this information is for educational purposes only and does not constitute investment advice. All investments carry risk, including the potential loss of principal, and investors should consult with a financial advisor before making investment decisions. Bitcoin and cryptocurrencies have unique characteristics that differentiate them from traditional asset classes such as equities, bonds, and commodities. Cryptocurrencies exhibit significantly higher volatility, lower liquidity in certain market conditions, and are subject to unique regulatory and technological risks. Comparisons to traditional assets should take these fundamental differences into account.

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Self Custody Assume custody, tax, and operational burdens For Institutional Communication Use Only

Custody risk Holding your own keys means you become the bank — any lost or stolen private key is an irreversible loss of funds. Secure cold - storage solutions add cost and complexity. Tax complexity Every trade, swap or even on - chain movement can trigger taxable events. Tracking cost basis, forks and airdrops across wallets is time - consuming and easy to get wrong. Operational burden Managing multiple wallets, network fees, protocol upgrades and security patches demands continuous attention and technical know - how that most investors don’t have time for. Self - custody: the hidden trap after entering crypto After entering crypto, many investors slip by trying to hold their own keys. Self - custody demands perfect security and one error can mean total loss. For Institutional Communication Use Only

Bitcoin Only Face concentration risk For Institutional Communication Use Only

Market leadership is transient

Change has always been inevitable in markets

Market turnover is not an anomaly but an inherent characteristic of a dynamic and evolving economy

The sustained long-term performance of indices such as the S&P 500[1] and Nasdaq-100[2] provides evidence that market leadership is transient, and that the dominant corporations of one economic era are frequently displaced by the innovators of subsequent eras.

Index investing captures exactly that, being a familiar approach in traditional equities markets

An diversified index is designed to automatically incorporate ascending companies and remove declining ones, functioning as a self-cleansing mechanism ensuring that the index consistently reflects current market leaders.

The Shifting Titans of the S&P 500[3]

The complete turnover in market leadership between 1985 and 2024 underscores the difficulty of long-term stock picking and the benefits of owning a dynamic index.

	Company 1985	Sector 1985	Company 2024	Sector 2024
1	IBM	Information Technology	Apple	Information Technology
2	ExxonMobil	Energy	NVIDIA	Information Technology
3	GE	Industrials	Microsoft	Information Technology
4	Philip Morris International	Consumer Staples	Alphabet	Communication Services
5	gm	Consumer Discretionary	amazon	Consumer Discretionary
6	AMOCO	Energy	Meta	Communication Services
7	Shell	Energy	Lilly	Healthcare
8	DUPONT	Materials	BROADCOM	Information Technology
9	AT&T	Communication Services	TESLA	Consumer Discretionary
10	Chevron	Energy	JPMorganChase	Financials

1 The S&P 500 Index (S&P 500®) measures the performance of the large-cap segment of the U.S. market. Considered to be a proxy of the U.S. equity market, the index is composed of 500 constituent companies, covering approximately 80% of available market capitalization. For more information, access the S&P 500 official overview page and/or read the S&P U.S. Indices Methodology. 2 The Nasdaq-100 Index (NDX®) represents 100 of the largest, most dynamic non-financial companies listed on the Nasdaq Stock Market. The Index includes major companies across various sectors such as technology, healthcare, consumer goods, and industrials, making it a comprehensive benchmark for growth-focused investors. For more information, access the Nasdaq-100 official overview page and/or read the Nasdaq-100 Index Methodology. 3 Visual Capitalist, *Ranked: "The Largest S&P 500 Companies Over Time (1985-2024)"*, accessed July 20, 2025. Third-party data or research is provided for informational purposes only and has not been independently verified. Hashdex does not guarantee its accuracy or completeness, and it should not be relied upon as the sole basis for investment decisions.

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Innovation cycles keep reshaping its leaders — own the index to capture the next wave. Data compiled from EDGAR, Ycharts, Bloomberg.com and Yahoo Finance, referencing the Top 10 largest S&P 500 companies by market capitalization in the years 1990, 2000, 2010 and 2025. This information is provided for illustrative and educational purposes only and does not constitute investment advice.

The same happens with technology

Market leadership never stands still — index investing aims to capture every new wave of winners as technology evolves.

Imagine you had decided to invest in just one of the **Nasdaq-100's** top five names years ago. You might have picked Microsoft or Oracle and enjoyed spectacular gains — but you could just as easily have chosen WorldCom, which went bankrupt, or Intel, which fell more than 40%. During the same period, the Nasdaq-100 itself proved resilient and delivered powerful long-term returns.

Don't try to predict the next champion—own the index and have the opportunity capture every leader as the market evolves.



768% Microsoft
707% ORACLE
532% Nasdaq-100
29% cisco
-41% intel
-100% WORLDCOM
0%
Jan 2000
Jan 2005
Jan 2010
Jan 2015
Jan 2020
Jan 2025

Past performance does not guarantee future results.
Source: Historical data were used from Bloomberg from 12/31/1999 to 8/29/2025. The assets in question are part of the top 5 main assets of the Nasdaq 100 in 1999, according to Slickcharts information.

For Institutional Communication Use Only

Lessons from the Internet Era The diversification on traditional finance Past performance does not guarantee future results. Source: Hashdex Asset Management with data from Google Finance from December 31, 1999 to December 31, 2024. Early 2000s: BlackBerry looked like the clear winner in mobile, far outpacing Apple’s returns. Over time, Apple became the enduring leader, while BlackBerry faded. Investors in the Nasdaq 100 didn’t need to pick winners — the index captured Apple’s rise and cushioned BlackBerry’s decline. Lesson: In crypto, as in equities, diversified exposure secures long - term growth without the risk of single - asset bets. For Institutional Communication Use Only

Crypto narratives and emerging sectors also shift over time

The inevitability of change is also present in crypto

The shifting narratives of the crypto market

Crypto narratives and emerging sectors have also been ephemeral and dynamic since the asset class inception, underscoring the difficulty of long-term crypto picking and the benefit of owning a dynamic index.

Total market capitalization of crypto assets since inception[1]

Aggregate crypto market capitalization since Bitcoin's first price quote on July 17, 2010.



Market capitalization in US dollars
$100T
$10T
$1T
$100B
$10B
$1B
$100M
$10M
$1M
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Date
Rise of Bitcoin
Digital Payments
Smart Contracts
Initial Coin Offerings
Rise of Stablecoins
DeFi Summer
L1 wars
Tokenization and RWA
NFTs Frenzy
DePIN and AI
Digital Asset Treasuries
Launch of US spot ETFs
Stablecoin Summer
$3.95T

1 Elaborated by Hashdex Asset Management with data from Glassnode, Messari, and Coingecko (from July 17, 2010, to July 29, 2025). In February 2011, Bitcoin surpassed $1 for the first time (CryptoSlate – 11 years ago today, Bitcoin reached $1, 2022). That same year, Litecoin was launched as a faster alternative to Bitcoin (Investopedia – What Is Litecoin (LTC)? How It Works, History, Trends, and Future, 2024), and in 2012 the XRP Ledger emerged for cross-border payments (XRPL.org – About: History, 2012). In July 2015, Ethereum officially launched as the first general smart contracts platform (Cointelegraph – Ethereum announces official launch date, 2015). Between 2017 and 2018, ICOs boomed (Business Insider – How much raised ICOs 2017: TokenData, 2018), while Tether surpassed $1 billion in market cap (The Verge – Tether surpasses $1 billion market cap, 2018). In the summer of 2020, DeFi applications like Maker, Uniswap, and Aave exploded during the "DeFi Summer" (Decrypt – The 2020 Year in Review: DeFi, 2020). In 2021, the "L1 Wars" gained traction with Solana and Avalanche (The Block – In 2021 L1 blockchains took the spotlight thanks to DeFi, 2021), the NFT frenzy took off (ArtNews – 2021: Year of the NFT, 2021), and Franklin Templeton introduced BENJI for tokenized real-world assets (Franklin Templeton – Launches patent-pending intraday yield feature on Benji technology platform, 2025). In 2023, decentralized physical infrastructure networks (DePINs) started to rise (Messari – State of DePIN 2023, 2023). In January 2024, U.S. spot Bitcoin ETFs were approved (SEC – Statement on Spot Bitcoin, 2023), while companies like Strategy (Strategy – MicroStrategy announces over $1B in total Bitcoin purchases in 2020, 2020), MetaPlanet (XJ Storage – Disclosure, 2024), and Semler Scientific (CNBC – Med-tech stock Semler Scientific surges on new Bitcoin treasury strategy, 2024) reinforced the trend of corporate crypto treasuries. Finally, in mid-2025, the U.S. Congress passed the GENIUS Act, creating the first regulatory framework for dollar stablecoins (White House – Fact Sheet: President Donald J. Trump signs GENIUS Act into law, 2025).

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Crypto is Bigger than Bitcoin The three core theses of crypto As adoption of these platforms grows, demand for their native tokens may increase, though the value of these tokens depends on a variety of factors, including technology, competition, and regulatory developments. Store of Value Bitcoin combines the scarcity and durability of traditional hard assets such as gold or real estate with the benefits of being digital and globally transferable. While central banks and sovereign wealth funds have not yet adopted it, many investors view Bitcoin as a potential long - term store of value. A generational shift in investor preferences — along with rising sovereign debt and evolving geopolitical dynamics — is driving broader consideration of Bitcoin as a possible complement to traditional stores of value in diversified portfolios. Market Cap 62.2 Trillions Infrastructure Infrastructure refers to smart contract platforms and related technologies that provide the foundation for decentralized applications. These platforms enable innovations such as stablecoins, which aim to provide price stability for payments and transactions, and tokenization, which allows traditional assets to be represented and exchanged on blockchains. Applications Applications are projects built on top of infrastructure platforms, including decentralized finance, payments solutions, gaming, social networking, and prediction markets. One area of growing attention is tokenized assets, where investors can gain exposure to real - world instruments — such as bonds or funds — through blockchain - based representations. Market Cap 61.3 Trillions These applications seek to give users greater control over their digital assets and data, while offering the ability to participate economically in the platforms they use. Many of these applications are still in early stages and involve significant risks as well as opportunities. Market Cap 635 Billions Source: Hashdex Asset Management with data from Messari as of September 26, 2025. For Institutional Communication Use Only

Opportunity size

Addressable market

$47.8 trillions

of addressable market for store of value, infrastructure and applications.



Store of Value
$2.2T
11x
$25.5T
Infrastructure
$1.3T
12x
$15.7T
Applications
$35B
188x
$6.6T

This infochart is for illustrative purposes only and simplifies complex concepts. It is not a comprehensive analysis and should not be relied upon for investment decisions. Actual outcomes may differ due to market conditions and other factors. Source: Hashdex Asset Management with data from Messari and Companies Market Cap as of September 26, 2025. Our addressable market sizes are estimated using the market capitalizations of established proxies. We benchmark Store of Value against gold, Applications against the combined value of leaders like Amazon, Meta, and JPMorgan, and Infrastructure against tech and payment giants such as Nvidia, Microsoft, Apple, and Visa.

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An index approach is thus paramount in crypto investing Many principles applicable to equity index investing also extend to digital assets Capturing multiple themes From Bitcoin’s utility as a decentralized store of value to smart contract platforms to decentralized finance to decentralized physical infrastructure networks and tokenized real - world assets, index strategies can offer comprehensive exposure across diverse segments. Avoiding idiosyncratic risks By encompassing a broad array of assets, index strategies may assist in mitigating the impact of specific risks associated with individual assets, including ephemeral trends, technical vulnerabilities, regulatory actions, and disruptive innovation. Preventing timing risk The velocity and volatility inherent in the crypto market can render short - term trading and asset selection highly challenging. Index strategies offer a means of maintaining consistent exposure without attempting to time market entries and exits or determining which assets to hold at any given moment. For Institutional Communication Use Only

Nasdaq Crypto Index The benchmark of crypto assets SLIDE PREVIOUSLY SUBMITTED FOR PARALEL APPROVAL IN THE MATERIAL TITLED ‘Pitchbook | Index Investing Meets Crypto’. Nasdaq® is a registered trademark of Nasdaq, Inc. Corporations make no representation or warranty, whether express or implied, to the owners of the Fund(s) or any member of the public regarding the suitability of investing in securities in general or in the Fund(s) in particular, or the ability of the Nasdaq Crypto Index to track overall market performance. The information contained above is provided for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular digital asset or an overall investment strategy. Neither Nasdaq, Inc. nor any of its affiliates makes any recommendation to buy or sell any digital asset or any representation about the financial condition of a digital asset. Statements regarding Nasdaq proprietary indexes are not guarantees of future performance. Actual results may differ materially from those expressed or implied. Past performance is not indicative of future results. Investors should undertake their own due diligence and carefully evaluate assets before investing. ADVICE FROM A FINANCIAL PROFESSIONAL IS STRONGLY ADVISED. For Institutional Communication Use Only

The Nasdaq Crypto Index TM (NCI TM ) An institutional benchmark for a new asset class Institutional design Designed to provide a benchmark to simplify access to the crypto asset class using the following principles: 1. Representative 2. Investible 3. Adaptable Institutional trust The combination of the globally recognized Nasdaq brand, the rigorous and transparent vetting process for Core Crypto Exchanges and Core Crypto Custodians which serve to define the eligible universe, and the oversight of the Nasdaq Index Management Committee. Structural integrity The index is designed to be highly resistant to single - points - of - failure that can potentially plague less robust pricing methodologies. This includes a sophisticated pricing mechanism, with aggregations from multiple vetted sources, as well as the application of penalty factors for anomalous trade activity. Nasdaq® is a registered trademark of Nasdaq, Inc. Corporations make no representation or warranty, whether express or implied, to the owners of the Fund(s) or any member of the public regarding the suitability of investing in securities in general or in the Fund(s) in particular, or the ability of the Nasdaq Crypto Index to track overall market performance. The information contained above is provided for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular digital asset or an overall investment strategy. Neither Nasdaq, Inc. nor any of its affiliates makes any recommendation to buy or sell any digital asset or any representation about the financial condition of a digital asset. Statements regarding Nasdaq proprietary indexes are not guarantees of future performance. Actual results may differ materially from those expressed or implied. Past performance is not indicative of future results. Investors should undertake their own due diligence and carefully evaluate assets before investing. ADVICE FROM A FINANCIAL PROFESSIONAL IS STRONGLY ADVISED. For Institutional Communication Use Only

The Nasdaq Crypto Index™ (NCI™)

Key differentiators of having institutional-grade criteria

Nasdaq Crypto Index™ Approach[1]

Methodology Transparency & Rigor	Institutional Eligibility Filters	Asset Coverage & Representation	Rebalancing Frequency & Execution	Data Quality & Source Reliability	Governance & Independence
Public, rules-based methodology; Nasdaq methodology	Core Exchanges and Core Custodians to anchor eligible universe; liquidity, market cap and due diligence filters	Dynamic number of assets (not set number); free float market cap weighted with no cap or floor.	Quarterly; buffer to remove assets to minimize unnecessary turnover	Nasdaq-run, data sourced from Core Exchanges and Custodians, Robust pricing methodology with penalty	Nasdaq committee oversight; robust governance

1 Nasdaq, *Nasdaq Crypto Index - Factsheet*, accessed August 13, 2025.

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The Nasdaq Crypto Index TM (NCI TM ) The NCI TM eligibility funnel in action 1 1 Adapted from Nasdaq, Nasdaq Crypto Index - Overview , accessed August 13, 2025. Eligibility funnel indicative of March 3, 2025, NCI reconstitution and rebalance. Evaluation Universe 1,238 1. Sufficient Core Custodian 1,116 2. Sufficient Core Exchange 198 3. Sufficient Liquidity 28 4. Sufficient ETP Listing 14 5. Sufficient Free - Floating Price 13 6. Eligible Assets 9 7. Sufficient Market Capitalization 9 8. Final Constituents 9 Number of digital assets For Institutional Communication Use Only

1 Effective June 2, 2025, new digital assets have been added to the NCIUS. However, as of August 13, 2025, these assets are not currently held by NCIQ, as they are not permitted under the Trust’s existing listing rule. For more information, visit the official index page (indexes.nasdaqomx.com/Index/Overview/NCIUSS). The Hashdex Nasdaq Crypto Index US ETF (“Fund”), which is an ETP, is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The Fund currently holds bitcoin and ether only. Because the Fund's investment objective is to track the price of the Nasdaq Crypto US Settlement Price Index (NCIUSS) (“Index”) less expenses and liabilities of the Trust, changes in the price of its shares may vary from changes in the spot price of bitcoin and ether. Effective June 2, 2025, new digital assets have been added to the Index. However, as of August 13, 2025, these assets are not currently held by NCIQ, as they are not permitted under the Trust’s existing listing rule. For more information, visit the official index page (indexes.nasdaqomx.com/Index/Overview/NCIUSS). An all - in - one crypto investment product Accessible, secure, and convenient crypto exposure The Hashdex Nasdaq Crypto Index US ETF (NCIQ) The NCIQ tracks the Nasdaq Crypto US Index TM (NCIUS), 1 an NCI TM variation which includes an additional requirement: assets must be listed on a U.S. - regulated digital asset trading platform or serve as the underlying asset for a derivative instrument listed on a U.S. - regulated derivatives platform. For Institutional Communication Use Only

The Hashdex Nasdaq Crypto Index US ETF (NCIQ) seeks to track the performance of the crypto assets in the Nasdaq Crypto US Settlement Price Index. NCIQ provides investment exposure to the crypto market through public securities, rather than through direct acquisition, holding, and trading of spot crypto assets. The prospectus can be found here . Hashdex Nasdaq Crypto Index US ETF Hashdex Nasdaq Crypto Index US ETF (NCIQ) Ticker NCIQ Inception Date February 14, 2025 Custodian Coinbase Custody and Bitgo Exchange Nasdaq CUSIP 41809Y102 Management Fee* 0.25% Sponsor Hashdex Asset Management Ltd. Administrator U.S. Bancorp Fund Services, LLC Marketing Agent Paralel Distributors LLC Bitcoin 72.14% Currencies Ethereum 15.30% Smart Contract Platforms Ripple 6.86% Currencies Solana 4.12% Smart Contract Platforms Cardano 1.26% Smart Contract Platforms Currencies *The Sponsor may waive all or a portion of the Management Fee for stated periods of time. The Sponsor has agreed to temporarily reduce its Management Fee to 0.25% per annum through December 31, 2025. After December 31, 2025, a 0.50% Management Fee will apply. The Management Fee compensates the Sponsor for managing the Trust’s business and affairs. Calculated daily based on the Trust’s NAV, the fee accrues daily and is paid monthly in cash directly to the Sponsor. Stellar 0.33% As of September 30, 2025. Holdings are subject to change. For Institutional Communication Use Only

Advantages of the exchange - traded product structure Accessible, secure, and convenient diversified crypto exposure 1 According to a recent study by State Street (‘Why ETF growth is booming’ July 9, 2025), the ETF market has had a cumulative annualized growth rate (CAGR) of 20.1% since 2008, reaching €13.8 trillion in assets under management at the end of 2024. Third - party data or research is provided for informational purposes only and has not been independently verified. Hashdex does not guarantee its accuracy or completeness, and it should not be relied upon as the sole basis for investment decisions. Seamless integration into existing investment platforms A modern wrapper for any asset class 1 Tax simplicity and convenience for financial advisors Passive strategy for broad crypto exposure For Institutional Communication Use Only

Credibility and innovation Strong partnership that prepares the NCIQ for long - term success 1 Nasdaq, Nasdaq - 100 Index® Celebrates 40 Years of Innovation , accessed August 13, 2025. Third - party data or research is provided for informational purposes only and has not been independently verified. Hashdex does not guarantee its accuracy or completeness, and it should not be relied upon as the sole basis for investment decisions. 2 As of August 12, 2025. For more information, access hashdex.com. Index design by Nasdaq Nasdaq possesses 4 decades 1 of track record managing the world’s largest innovation index, the Nasdaq - 100. ETF managed by Hashdex Global crypto - focused asset manager with 7+ years of experience across several regions (US, Europe and Latin America). 2 For Institutional Communication Use Only

And what about the numbers of NCIQ

A 5-10% crypto allocation can improve risk-adjusted returns

Hypothetical impact of NCIUS on a traditional 60/40 portfolio*



0.0%
5.0%
7.5%
10.0%
50%
25%
0%
-25%
Jul-22
Oct-22
Jan-23
Apr-23
Jul-23
Oct-23
Jan-24
Apr-24
Jul-24
Oct-24
Jan-25
Apr-25
Jul-25

Crypto Allocation	0.0%	5.0%	7.5%	10.0%
Total Return	28.4%	34.8%	38.0%	41.2%
Sharpe Ratio	0.31	0.42	0.47	0.50
Annualized Return	7.2%	8.7%	9.4%	10.1%
Volatility	9.5%	10.3%	10.9%	11.6%
Maximum Drawdown	-18.2%	-20.5%	-21.6%	-22.7%

From Apr 06, 2022 to Sep 30, 2025

* The crypto allocation in this analysis is represented by the Nasdaq Crypto Index US (NCI US), which had its inception on April 6, 2022. The Simulations ran from that date until September 30, 2025, with rebalancing occurring every 10 days. For comparison, the base portfolio without NCI US was composed of 60% MSCI ACWI and 40% Bloomberg Barclays US Aggregate Bond Index, both with total returns. Sharpe ratio calculated using the returns of 3-Month US Treasury Bills as the risk-free rate. Past performance is not indicative of future results; this information is for educational purposes only and does not constitute investment advice. All investments carry risk, including the potential loss of principal, and investors should consult with a financial advisor before making investment decisions. Any comparison to other indices is for illustrative purposes only and does not imply that the performance of the index will mirror that of another. Differences in methodology, composition, and weighting may result in performance variances. Past performance is not indicative of future results. Index performance is presented for informational purposes only and does not represent actual investment results.

For Institutional Communication Use Only

NCIQ can have low correlation to traditional assets Performance* NCI US* Gold Nasdaq 100 S&P 500 MSCI ACWI US Agg Correlation* For Institutional Communication Use Only 1.00 1.00 0.19 1.00 0.36 0.32 1.00 0.96 0.36 0.31 1.00 0.94 0.90 0.47 0.36 1.00 0.26 0.23 0.21 0.31 0.03 117% 88% 70% 49% 40% - 5% *These figures reflect performance and correlation from April 2022 to September 2025). April 6, 2022 was the inception date of the NCI US. Data is from CF Benchmarks and Bloomberg. Since inception, the NCI US is composed of a market cap weighted allocation to bitcoin, ether, ripple, solana, cardano and stellar, with a quarterly rebalance. The circles representing performance may not be sized to scale. Past performance is not indicative of future results. Index performance is presented for informational purposes only and does not represent actual investment results.

Help your clients invest in innovation the familiar way Indexing is how advisors allocate to innovation in equities. Now, indexing is how they can allocate in crypto One Ticker, seamless ETF access For Institutional Communication Use Only

The future of crypto investing is here Accessible, secure, and convenient diversified crypto exposure An investment in any investment vehicle and crypto assets is highly speculative and is not intended as a complete investment program. It is designed only for persons who can bear the economic risk of the loss of their entire investment and who have limited need for liquidity in their investment. There can be no assurance that the investment vehicles will achieve its investment objective or return any capital. No guarantee or representation is made that Hashdex’s investment strategy, including, without limitation, its business and investment objectives, diversification strategies or risk monitoring goals, will be successful, and investment results may vary substantially over time. Nothing herein is intended to imply that Hashdex’s investment methodology or that investing in any of the protocols or tokens mentioned in this Information may be considered “conservative,” “safe,” “risk free,” or “risk averse.” Discover how the NCIQ can transform your portfolio by visiting https://hashdex - etfs.com/NCIQ For Institutional Communication Use Only

Hashdex Legal Disclaimer For Professional Investor Use Only This material expresses Hashdex Asset Management Ltd . and its subsidiaries and affiliates (“Hashdex”)'s opinion for informational purposes only and does not consider the investment objectives, financial situation or individual needs of one or a particular group of investors . We recommend consulting specialized professionals for investment decisions . Investors are advised to carefully read the prospectus or regulations before investing their funds . The information and conclusions contained in this material may be changed at any time, without prior notice . Nothing contained herein constitutes an offer, solicitation or recommendation regarding any investment management product or service . This information is not directed at or intended for distribution to or use by any person or entity located in any jurisdiction where such distribution, publication, availability or use would be contrary to applicable law or regulation or which would subject Hashdex to any registration or licensing requirements within such jurisdiction . These opinions are derived from internal studies and do not have access to any confidential information . Please note that future events may not unfold as anticipated by our team’s research and analysis . No part of this material may be (i) copied, photocopied or duplicated in any form by any means or (ii) redistributed without the prior written consent of Hashdex . By receiving or reviewing this material, you agree that this material is confidential intellectual property of Hashdex and that you will not directly or indirectly copy, modify, recast, publish or redistribute this material and the information therein, in whole or in part, or otherwise make any commercial use of this material without Hashdex’s prior written consent . Investment in any investment vehicle and crypto assets is highly speculative and is not intended as a complete investment program . It is designed only for sophisticated persons who can bear the economic risk of the loss of their entire investment and who have limited need for liquidity in their investment . There can be no assurance that the investment vehicles will achieve its investment objective or return any capital . No guarantee or representation is made that Hashdex’s investment strategy, including, without limitation, its business and investment objectives, diversification strategies or risk monitoring goals, will be successful, and investment results may vary substantially over time . This material expresses Hashdex Asset Management Ltd . and its subsidiaries and affiliates (“Hashdex”)'s opinion for informational purposes only and does not consider the investment objectives, financial situation or individual needs of one or a particular group of investors . We recommend consulting specialized professionals for investment decisions . Investors are advised to carefully read the prospectus or regulations before investing their funds . The information and conclusions contained in this material may be changed at any time, without prior notice . Nothing contained herein constitutes an offer, solicitation or recommendation regarding any investment management product or ser vice . This information is not directed at or intended for distribution to or use by any person or entity located in any jurisdiction where such distribution, publication, availability or use would be contrary to applicable law or regulation or which would subject Hashdex to any registration or licensing requirements within such jurisdiction . Important disclaimers For Institutional Communication Use Only

Hashdex Legal Disclaimer (cont.) These opinions are derived from internal studies and do not have access to any confidential information. Please note that future events may not unfold as anticipated by our team’s research and analysis. No part of this material may be (i) copied, photocopied or duplicated in any form by any means or (ii) redistributed without the prior written consent of Hashdex. By receiving or reviewing this material, you agree that this material is confidential intellectual property of Hashdex and that you will not directly or indirectly copy, modify, recast, publish or redistribute this material and the information therein, in whole or in part, or otherwise make any commercial use of this material without Hashdex’s prior written consent. Investment in any investment vehicle and crypto assets is highly speculative and is not intended as a complete investment program . It is designed only for sophisticated persons who can bear the economic risk of the loss of their entire investment and who have limited need for liquidity in their investment . There can be no assurance that the investment vehicles will achieve its investment objective or return any capital . No guarantee or representation is made that Hashdex’s investment strategy, including, without limitation, its business and investment objectives, diversification strategies or risk monitoring goals, will be successful, and investment results may vary substantially over time . Nothing herein is intended to imply that the Hashdex s investment methodology or that investing any of the protocols or tokens listed in the Information may be considered “conservative,” “safe,” “risk free,” or “risk averse . ” These opinions are derived from internal studies and do not have access to any confidential information . Please note that future events may not unfold as anticipated by our team’s research and analysis . Certain information contained herein (including financial information) has been obtained from published and unpublished sources. Such information has not been independently verified by Hashdex, and Hashdex does not assume responsibility for the accuracy of such information. Hashdex does not provide tax, accounting or legal advice. Certain information contained herein constitutes forward - looking statements, which can be identified by the use of terms such as “may,” “ will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” “believe” (or the negatives thereof ) or other variations thereof. Due to various risks and uncertainties, including those discussed above, actual events or results, the ultimate business or activities of Hashdex and its investment vehicles or the actual performance of Hashdex, its investment vehicles, or digital tokens may differ materially from those reflected or contemplated in such forward - looking statements. As a result, investors should not rely on such forward - looking statements in making their investment decisions. None of the information contained herein has been filed with the U.S. Securities and Exchange Commission or any other governmental or self - regulatory authority. No governmental authority has opined on the merits of Hashdex’s investment vehicles or the adequacy of the information contained herein. Important disclaimers For Institutional Communication Use Only

NCIQ Legal Disclaimer The issuer has filed a registration statement with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has led with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, the issuer will arrange to send you the prospectus if you request it by calling (917) 525 - 5635 . Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. The Fund, which is an ETP, is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 , as amended, and is not regulated under the 1940 Act . An investment in any investment vehicle and cryptoassets is highly speculative and is not intended as a complete investment program . It is designed only for persons who can bear the economic risk of the loss of their entire investment and who have limited need for liquidity in their investment . There can be no assurance that the investment vehicle will achieve its investment objective or return any capital . No guarantee or representation is made that Hashdex’s investment strategy, including, without limitation, its business and investment objectives, diversification strategies or risk monitoring goals, will be successful, and investment results may vary substantially over time . Nothing herein is intended to imply that the Hashdex s investment methodology or that investing any of the protocols or tokens listed in the Information may be considered “conservative,” “safe,” “risk free,” or “risk averse . ” The Hashdex Nasdaq Crypto Index US ETF (“Fund”) currently holds only bitcoin and ether. Because the Fund's investment objective is to track daily changes in the price of the Nasdaq Crypto US Settlement Price Index (NCIUSS) (“Index”), less expenses and liabilities of the Trust. Changes in the price of the Shares may vary from changes in the spot price of bitcoin and ether. An investment in the Fund involves significant risks and you could incur a partial or total loss of your investment in the Fund. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears in the “Risk Factors” section of the Prospectus. Fund Risks The Index is new and has a limited performance history. Errors in Index data, Index computation or the construction of the Index in accordance with its methodology may occur from time to time and may not be identified and corrected by Nasdaq for a period of time or at all. Important disclaimers For Institutional Communication Use Only

Crypto platforms may be largely unregulated or may be largely or entirely non - compliant with applicable regulation and may therefore be more exposed to fraud and failure . Adverse legislative or regulatory developments could significantly harm the Fund . The market for crypto - based ETFs like the Fund may reach a point where there is little or no additional investor demand . If this happens, there can be no assurance that the Fund will grow to or maintain a viable size . Due to the Fund’s small asset base, certain of the Fund’s expenses and its portfolio transaction costs may be higher than those of a Fund with a larger asset base . To the extent that the Fund does not grow to or maintain a viable size, it may be liquidated, and the expenses, timing and tax consequences of such liquidation may not be favorable to some shareholders . Crypto assets generally are volatile, and instruments whose underlying investments include crypto assets are not suitable for all investors . Crypto assets represent a new and rapidly evolving industry . The value of the Fund depends, among other things, on the acceptance of the crypto assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the crypto asset . Crypto asset networks are developed by a diverse set of contributors and the perception that certain high - profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related crypto asset . Crypto assets may have concentrated ownership and large sales or distributions by holders of such crypto assets could have an adverse effect on the market price of such assets . Liquidity Risk . The market for crypto assets is still developing and may be subject to periods of illiquidity . During such times it may be difficult or impossible to buy or sell a position at the desired price . Possible illiquid markets may exacerbate losses or increase the variability between the Fund's NAV and its market price . The lack of active trading markets for the Shares may result in losses on investors' investments at the time of disposition of Shares . The Fund is new and has a limited operating history. U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services) is the “Administrator” and Paralel Distributors LLC is the “Marketing Agent” of NCIQ. The Administrator, the Marketing Agent, and Hashdex Asset Management Ltd. are unaffiliated. Nasdaq Disclaimer Nasdaq® is a registered trademark of Nasdaq, Inc. Corporations make no representation or warranty, whether express or implied, to the owners of the Fund(s) or any member of the public regarding the suitability of investing in securities in general or in the Fund(s) in particular, or the ability of the Hashdex Nasdaq Crypto US Index to track overall market performance. The information contained above is provided for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular digital asset or an overall investment strategy. Neither Nasdaq, Inc. nor any of its affiliates makes any recommendation to buy or sell any digital asset or any representation about the financial condition of a digital asset. Statements regarding Nasdaq proprietary indexes are not guarantees of future performance. Actual results may differ materially from those expressed or implied. Past performance is not indicative of future results. Investors should undertake their own due diligence and carefully evaluate assets before investing. ADVICE FROM A FINANCIAL PROFESSIONAL IS STRONGLY ADVISED. Please find further information in the following LINK . Important disclaimers NCIQ Legal Disclaimer (cont.) Control Number: HDX73 For Institutional Communication Use Only

Index investing

WEBVTT 00:02:12.000 -- > 00:02:22.000 Busiest, most impactful year for digital assets this year. We're now in the fourth quarter, and the first three quarters were incredibly eventful. It looks like the fourth quarter is shaping up to be the same. 00:02:22.000 -- > 00:02:27.000 Um, but before we kind of get into some of the more specific questions. 00:02:27.000 -- > 00:02:43.000 Uh, I was hoping you could start with some background on… on Hashdex, um, and… and then kind of discuss what's changed recently, particularly in the U.S, with regards to how this asset class is viewed by regulators as well as investors. 00:02:43.000 -- > 00:02:48.000 Sure. So, I mean, thanks, Jerry, and thanks, everyone, for joining us. 00:02:48.000 -- > 00:02:58.000 Um, it's definitely been a very busy year, uh, for crypto. Not just in terms of price action, but if you look at Rio institutional progress and regulatory clarity. 00:02:58.000 -- > 00:03:07.000 It's been a milestone year for crypto adoption. At Hashdex, our mission is to… make crypto investing very simple. 00:03:07.000 -- > 00:03:12.000 Super efficient and aligned with the standards that the advisors expect. 00:03:12.000 -- > 00:03:17.000 Uh, when they look at investment opportunities, and especially what they already use in traditional markets. 00:03:17.000 -- > 00:03:26.000 And that's what, uh, motivated us. To launch the NCIQ. So, it is the first multi - asset crypto ETF in the US. 00:03:26.000 -- > 00:03:30.000 It's built around the same. Index - based principles. 00:03:30.000 -- > 00:03:38.000 That have revolutionized crypto equities investment. Um, throughout those last few decades.

00 : 03 : 38 . 000 -- > 00 : 03 : 46 . 000 Um, when we launched the NCIQ in February. Um, the goal is simple, to give, like, a broad, evolvedive exposure. 00 : 03 : 46 . 000 -- > 00 : 03 : 59 . 000 To crypto as an asset class . So not just Bitcoin . One instrument that would allow advisors to get a broad exposure to the space, and one that's going to evolve over time as the market evolves, as the regulation evolves, most importantly . 00 : 03 : 59 . 000 -- > 00 : 04 : 04 . 000 And at the time. Bitcoin in ITER were the only assets. 00:04:04.000 -- > 00:04:08.000 That would meet both the index. Uh, in the regulatory. 00:04:08.000 -- > 00:04:14.000 Uh, listing rules, so the requirements that we need to fulfill in order to have a listed product. 00:04:14.000 -- > 00:04:28.000 In the United States. So, since then, a lot of things have happened, and… We've been seeing with this, um… U.S. Administration, uh, a strong push towards regulatory clarity. 00:04:28.000 -- > 00:04:35.000 Towards, uh, bringing innovation in crypto back to the US. And one of that very important fronts. 00:04:35.000 -- > 00:04:41.000 Is the SEC, and how the SEC is approaching. Listed crypto products. 00:04:41.000 -- > 00:04:48.000 So, if we look throughout other countries, uh, a lot of countries in Europe, Switzerland, Germany, France. 00:04:48.000 -- > 00:05:02.000 And Brazil, um, Canada. There's some regulatory clarity around crypto ETPs for a long time. That has allowed investors to benefit from this asset class, and to start allocating this into traditional portfolios. 00:05:02.000 -- > 00:05:08.000 We didn't have that clarity in the US up until last year, when the Bitcoin ETFs were introduced, but still. 00:05:08.000 -- > 00:05:12.000 The market was pretty much restricted to only Bitcoin and Ether. Now.

00:05:12.000 -- > 00:05:17.000 Recently, the SEC has approved what we call generic listing standards. 00:05:17.000 -- > 00:05:27.000 For commodity - based ETPs, for. Specifically for crypto ETFs as well. And those generic lists and standards, they basically outline that as long as. 00:05:27.000 -- > 00:05:33.000 The portfolio, the… the… the crypto assets in a specific ETP satisfy. 00:05:33.000 -- > 00:05:43.000 A certain criteria. They can bring to market without necessarily… without an explicit approval from the SEC, which sometimes takes more than 6 months to get. 00:05:43.000 -- > 00:05:55.000 Uh, so this has allowed us to expand. The number of assets that we include in a product like the NCIQ, and this will allow a new wave of crypto ETPs to be introduced in the market. 00:05:55.000 -- > 00:06:04.000 So, uh, in the past. Weeks or so, we have expanded the product beyond just Bitcoin and Ether to include XRP. 00:06:04.000 -- > 00:06:14.000 Solana, Cardano, Stellar, uh, and this is reflecting both the market maturity, so how this market is evolving, but also the regulatory clarity around the space. 00:06:14.000 -- > 00:06:26.000 Uh, which has… it's involving in a very strong pace. So this index, and before the NCIQ, which is the product that tracks this index, uh, is a listed product at the NASDAQ exchange. 00:06:26.000 -- > 00:06:32.000 They're doing exactly what we designed it for, to evolve as the market evolves, and that's our goal. 00:06:32.000 -- > 00:06:35.000 With crypto index investing. 00:06:35.000 -- > 00:06:42.000 I know that, um, you and I have been. All over the U.S. Here in the last month or so, as well as a lot of other. 00:06:42.000 -- > 00:06:46.000

Of our team members at different conferences with wealth managers, financial advisors. 00:06:46.000 -- > 00:06:59.000 And, um, I think, you know, one of the things I've noticed, at least, is the level of questions that we're getting from advisors in particular now are much different than they were even a year ago with this, in particular, the regulatory clarity that we've seen. 00:06:59.000 -- > 00:07:06.000 Um, there's still challenges, and I think, you know, we have a lot of kind of anecdotal evidence of that and conversations that we've had with these. 00:07:06.000 -- > 00:07:18.000 Professional investors, but, um, what do you see right now as the kind of major challenges for advisors that are thinking about entering into this space? 00:07:18.000 -- > 00:07:29.000 So, um, with… with all the, the, um… the market developments and the regulatory developments we saw in this last year or so around crypto, especially in the United States. 00:07:29.000 -- > 00:07:35.000 The general feeling that we're getting from our conversations with advisors. 00:07:35.000 -- > 00:07:39.000 Is that the time has come for them to look at this as an asset class. 00:07:39.000 -- > 00:07:44.000 So, it's already too big to ignore. Crypto market capitalization is already. 00:07:44.000 -- > 00:07:50.000 Uh, a big part of the global capital market. We now have listed products available. 00:07:50.000 -- > 00:07:55.000 From multiple different asset managers, a lot of different ways to get exposure to this place. 00:07:55.000 -- > 00:08:01.000 Declined interest is there, so they're getting questions from their clients almost on a daily basis. 00:08:01.000 -- > 00:08:07.000 About crypto and how to position. On this asset class. So, they are, in a moment. 00:08:07.000 -- > 00:08:12.000 And that's our… our sensation, based on all the conversations we're having on a daily basis.

00:08:12.000 -- > 00:08:21.000 They are in exactly this moment in which they need to look at the solution, they need to find a solution for their clients, and they need to start having this type of conversation with their clients. 00:08:21.000 -- > 00:08:29.000 Um, and the… the… I would say the… uh… right now, what we see is that advisors. 00:08:29.000 -- > 00:08:35.000 Um, we've been feeling them facing. What we call a false choice. 00:08:35.000 -- > 00:08:40.000 They have, uh, you know, they've been forced into either not having any allocation at all. 00:08:40.000 -- > 00:08:45.000 And miss this generational opportunity, um, because it's too complex, because. 00:08:45.000 -- > 00:08:50.000 There's no clarity, and all the things are… it's too complicated for them. 00:08:50.000 -- > 00:08:55.000 Um, they have also the possibility of offering direct access to crypto. 00:08:55.000 -- > 00:09:03.000 Uh, for self - custody. And with that, um, they have all the operational, tax, and compliance burdens. 00:09:03.000 -- > 00:09:17.000 That come with managing crypto assets directly. Uh, and most recently, they had this option, this possibility of getting exposure to Bitcoin through the Bitcoin ETF. So a Bitcoin - only exposure. 00:09:17.000 -- > 00:09:29.000 Which, uh, concentrates the risk. Around one specific asset, and ignores the diversification, uh, the potential of diversification across this ecosystem, and how big crypto is. 00:09:29.000 -- > 00:09:33.000 Crypto is not just Bitcoin, and I like to compare this. 00:09:33.000 -- > 00:09:41.000 Uh, when… with, you know, back in the internet in the 90s, in which the only big application that people thought about the internet was the email. 00:09:41.000 -- > 00:09:50.000 And now, uh, 10, 20 years later. We're still using Mayo on our day - to - day basis, but it's by far not the application that created the most value. 00:09:50.000 -- > 00:09:56.000 Uh, from the internet. We believe the same thing is happening to crypto, and. 00:09:56.000 -- > 00:10:01.000 If advisors are faced with this false choice of having to select only Bitcoin because. 00:10:01.000 -- > 00:10:07.000 Uh, this is… has the long history of being trading for a long time, or now has a Bitcoin ETF. 00:10:07.000 -- > 00:10:18.000 We think this is going to limit the opportunities that they present to their clients and limit the diversification aspect of it. So, we designed the NCIQ to remove this false choice. 00:10:18.000 -- > 00:10:32.000 So, it gives clients, uh, institutional clients, advisors, retail clients. A simple way to get exposure to crypto without having to manage wallets, with no tax headache, no single asset risks. 00:10:32.000 -- > 00:10:39.000 So, one NASDAQ - listed ETF. So it's a simple way to get a broad exposure to the market, and we think with this. 00:10:39.000 -- > 00:10:46.000 We can bring to the majority of the advisors the solution that they need. And this is how they approach any other asset class. 00:10:46.000 -- > 00:10:51.000 Uh, when they're starting a location to any other asset class, they start with a simple. 00:10:51.000 -- > 00:10:59.000 Diversified index, a passive approach, and then you can build on top of this and evolve over time, but we believe that the. 00:10:59.000 -- > 00:11:05.000 Poor allocation starts with. Simple, diversified, and passive. 00:11:05.000 -- > 00:11:14.000 And, you know, advisors are obviously very. Familiar with index investing and retail investors as well. 00:11:14.000 -- > 00:11:20.000 Do you think, or how does the… a crypto ETF, an index ETF.

00:11:20.000 -- > 00:11:28.000 Um, how can it provide the sort of same sort of diversification benefits? I know you touched upon that in your previous answer here. 00:11:28.000 -- > 00:11:43.000 Um, but curious to know, you know, as… these types of advisors are looking at this space and thinking about diversification, familiar with index products. What are some other things that they should be thinking about with regard to this asset class specifically? 00:11:43.000 -- > 00:11:53.000 So, advisors already understand the power of indexing, and then, like, the power of passive. It brings diversification, brings transparency. 00:11:53.000 -- > 00:11:58.000 Rules - based exposure, cost - efficient access. The same logic applies to crypto. 00:11:58.000 -- > 00:12:05.000 So, uh… We can see that crypto is a… it's a new era of digital transformation. 00:12:05.000 -- > 00:12:17.000 Um, so I always like to compare this. Uh, with the internet, this evolution on how crypto is bringing a new functionalities, new ways for us to interact online. 00:12:17.000 -- > 00:12:21.000 And now, we're finally in a moment in which the applications are starting to come. 00:12:21.000 -- > 00:12:28.000 We haven't put, like, the stablecoin Act, the Genius Act, giving the regulatory clarity here for. 00:12:28.000 -- > 00:12:33.000 For stablecoin businesses, and respect, like, banks and big financial institutions. 00:12:33.000 -- > 00:12:39.000 To start offering this. Uh, so… Um, just like the internet - connected data and people. 00:12:39.000 -- > 00:12:46.000 Blockchains are now connecting value and ownership. And will allow us to upgrade the financial system with more efficient rails. 00:12:46.000 -- > 00:13:04.000 Um, we've seen now, especially with this regulatory clarity, how adoption is growing across multiple different industries. So, uh… We have payments, uh, networks evolving, especially now with stablecoins. Tokenization, all the big banks, financial institutions are exploring. 00:13:04.000 -- > 00:13:13.000 Uh, different use case for tokenizations. Um, we have, um… like, security, Internet of Things. 00:13:13.000 -- > 00:13:22.000 Ai, so crypto's not a niche corner anymore. It's becoming a foundational technology for a lot of different industries. 00:13:22.000 -- > 00:13:27.000 Right? And if we look at adoption. We're just in the beginning. 00:13:27.000 -- > 00:13:36.000 This slide here shows how early we are in crypto adoption. So we have roughly, you know, close to 700 million people using crypto now. 00:13:36.000 -- > 00:13:41.000 Um, that's the same pace of adopting that we saw in the internet back in the 90s. 00:13:41.000 -- > 00:13:47.000 So actually, this chart here compares how the crypto adoption is growing. 00:13:47.000 -- > 00:13:53.000 Comparing to how the internet grew starting in 1992 throughout the 2000s. 00:13:53.000 -- > 00:13:59.000 And you can see that we are on track. To reach 1 billion users, and we are just like. 00:13:59.000 -- > 00:14:06.000 The internet was back in 2000s, so… Imagine if back, uh, in… in the… 00:14:06.000 -- > 00:14:17.000 2000, you had the possibility of invest. In this new internet technology, in a basket, in a crypto… in an index that would give a broad exposure to. 00:14:17.000 -- > 00:14:23.000 To the internet. That's what we think, that's the phase we are in crypto. So we're very early. 00:14:23.000 -- > 00:14:32.000 Um, there's still, like. Very small number of use cases, but those are growing overnight, and we have all those big institutions. 00:14:32.000 -- > 00:14:38.000

And a lot of different startups, a lot of different companies experimenting with this technology, just like we saw back. 00:14:38.000 -- > 00:14:43.000 Uh, in the 90s and the early 2000s, uh, with the internet. 00:14:43.000 -- > 00:14:49.000 So, this is the moment that we are in, and this is the possibility that advisors have now, um, in this new. 00:14:49.000 -- > 00:14:55.000 Regulatory environment in the U.S. There's finally a product that gives a broad exposure to this space. 00:14:55.000 -- > 00:15:01.000 And this slide here just reminds us how early we are, and what the size of the opportunity is. 00:15:01.000 -- > 00:15:05.000 So, if you look at the crypto's total market capitalization now. 00:15:05.000 -- > 00:15:14.000 It's close to $4 trillion. It's tiny compared to global equities, to real estate, and to other asset classes. So there's a lot of room to grow. 00:15:14.000 -- > 00:15:21.000 Uh, as these ecosystem expands, and especially as more institutional investors, professional investors, start to. 00:15:21.000 -- > 00:15:28.000 Bring this into the portfolio. So, we're very early. Into these, um, this evolution, this technology. 00:15:28.000 -- > 00:15:34.000 And that's the moment in which. Having a diversified exposure will help you, because. 00:15:34.000 -- > 00:15:42.000 It's very hard to pick the winners, especially when we are so early in the adoption. This is what crypto indexing brings. 00 : 15 : 42 . 000 -- > 00 : 15 : 55 . 000 Um, when you consider investing into disaster class, this brings this possibility of being an evolotive way, an evolotive path to exposure to this asset class . You don't have to pick the winners, and most importantly .

00:15:55.000 -- > 00:16:00.000 An index that's going to evolve as the market evolves. So, as more use case. 00:16:00.000 -- > 00:16:11.000 Cases become mature as they qualify both from the listing rules and also on the index eligibility criteria, they can be included in the index over time. 00:16:11.000 -- > 00:16:14.000 I want to shift here, um, to talk a little bit more about. 00:16:14.000 -- > 00:16:30.000 Portfolios and how crypto can impact portfolios, so… Um, you've been at Hashdex since it was founded in 2018, you know, at the time, Bitcoin wasn't even 10 years old, but, um, you know, since then, we're going on, you know, 8 years here at Hashdex, and. 00:16:30.000 -- > 00:16:35.000 Um, Bitcoin has obviously evolved, some other crypto assets as well. 00:16:35.000 -- > 00:16:46.000 Um, what do we know, or what have we learned about the impact of this asset class on… on portfolios that you think advisors should know? 00:16:46.000 -- > 00:16:54.000 So, um, of course, the, the… uh, the most common comment and question and… 00:16:54.000 -- > 00:17:01.000 And comments we hear around is performance, right? So, if you look at crypto's performance over the last 10 years. 00:17:01.000 -- > 00:17:06.000 Um, it's been outperforming most of the. Asset class on a consistent basis. 00:17:06.000 -- > 00:17:12.000 Uh, but we think that the most… the key question for advisors is not performance. It's the impact on the portfolio. 00:17:12.000 -- > 00:17:18.000 Right, so how that small allocation could change the dynamics of the portfolio. 00:17:18.000 -- > 00:17:25.000 And the dynamics of these asset class, when we consider. This higher volatility. 00:17:25.000 -- > 00:17:35.000

Uh, there's strong long - term potential. And, most importantly, how uncorrelated it is to traditional asset classes. 00:17:35.000 -- > 00:17:41.000 It makes it a very interesting diversified. Uh, and as we think about… 00:17:41.000 -- > 00:17:47.000 The 60 - 40 approach. And how advisors are having to evolve on top of this. 00:17:47.000 -- > 00:17:52.000 To keep meeting the goals of their clients over time, especially as we've seen this. 00:17:52.000 -- > 00:18:04.000 This, you know, generation living longer, and how this is changing, portfolio impact, how the bond market and all the geopolitical and macro environment is shifting the approach towards, uh, bonds. 00:18:04.000 -- > 00:18:10.000 Uh, we've been seeing this, uh, movement of, you know, looking for more alternative investments, more. 00:18:10.000 -- > 00:18:16.000 Uncorrelated returns that they can contribute to the portfolio. And crypto can be a very strong. 00:18:16.000 -- > 00:18:29.000 Diversified in the portfolio, because it has shown, historically. A low correlation to the other asset class. So, when you compare Bitcoin score or crypto's correlation here. 00:18:29.000 -- > 00:18:37.000 Uh, we're using the NASDAQ crypto index as a benchmark. Uh, when compared this to the NASDAQ 100, to the S&P 500, or to Bones. 00:18:37.000 -- > 00:18:43.000 You can see that they have a lower structural correlation. Of course, there are periods in which. 00:18:43.000 -- > 00:18:48.000 Correlations go up. This happens with all asset classes. Uh, and especially considering a risk. 00:18:48.000 -- > 00:18:57.000 Asset class like crypto, it's normal to see higher correlations, especially when there are some market dominance in the narrative. 00:18:57.000 -- > 00:19:03.000

Uh, but overall, over the long term, it has shown very low correlation to other asset classes. 00:19:03.000 -- > 00:19:13.000 And this makes it, um, a very interesting diversified. So, what we've seen is that a small location to crypto, and you can start with something like 1% or 5% allocation. 00:19:13.000 -- > 00:19:18.000 Can improve the risk - adjusted returns. Of the portfolio, without. 00:19:18.000 -- > 00:19:28.000 Changing too much, the volatility. On the portfolio. So, uh, in this study here, you can see a 60… a traditional 60 - 40 portfolio. 00:19:28.000 -- > 00:19:35.000 With no allocation to crypto, um, and then how that evolves as you move to 5% allocation. 00:19:35.000 -- > 00:19:39.000 Or even 10% location. And you can see that the Sharpt ratio. 00:19:39.000 -- > 00:19:43.000 Increases significantly. From 0.3%. 00:19:43.000 -- > 00:19:49.000 To 0.5%, that's a very significant increase. Without changing significantly. 00:19:49.000 -- > 00:19:55.000 The volatility. And most importantly, without changing significantly the maximum drawdown, which is. 00:19:55.000 -- > 00:20:06.000 In the end, what investors feel during a crisis. Um, so this is because… of the lower correlation and the diversification effect that crypto brings. 00:20:06.000 -- > 00:20:09.000 Uh, to the portfolio. 00:20:09.000 -- > 00:20:15.000 And I think it's… it's interesting, because this is definitely, you know, not too dissimilar to other. 00:20:15.000 -- > 00:20:28.000 Equities and even, to an extent, fixed income, but… A lot of what's happened in crypto over the years is narrative - driven, and maybe it happens even at a higher clip and faster pace than.

00:20:28.000 -- > 00:20:41.000 Um, relative to other segments of the economy, and so, you know, as we've gone through these kind of… hype cycles, if you want to call them that, whether it was through, you know, the ICO, um… 00:20:41.000 -- > 00:20:51.000 Kind of boom, NFTs, decentralized finance, you know, it's a lot… it's difficult for advisors to try to make sense of all these things, especially given how fast they move. 00:20:51.000 -- > 00:21:01.000 Um, and I know, obviously, one of the… the key benefits of the NASDAQ Crypto Index is the fact that it evolves over time, so I did want to… 00:21:01.000 -- > 00:21:11.000 Kind of give you the opportunity to talk a little bit about that, the importance of that evolution, and how it works to. 00:21:11.000 -- > 00:21:12.000 Yeah, so this is a great point. Trying to pick winners. 00:21:12.000 -- > 00:21:15.000 Capture the value in this asset class over time. 00:21:15.000 -- > 00:21:21.000 In any asset class, it's very hard. In a nascent asset class like crypto is even harder. 00:21:21.000 -- > 00:21:27.000 So, uh, if you try to navigate throughout all those narratives. 00:21:27.000 -- > 00:21:31.000 It's going to be almost impossible to build a portfolio, and especially. 00:21:31.000 -- > 00:21:35.000 For advisors that are looking for a small location. If you're considering a 1% to 10%. 00:21:35.000 -- > 00:21:41.000 Allocation is not worth your time trying to chase all those different narratives. So. 00:21:41.000 -- > 00:21:47.000 That's where the benefits of, you know, a rules - based index like the NASDAQ Crypto Index. 00:21:47.000 -- > 00:21:57.000 Um, can… they can capture these trends. Very objectively, with no discretionary calls, no emotions, and not chasing trends. 00:21:57.000 -- > 00:22:08.000 Right? So, as the market matures, the index rebalances, and they might add assets that, um, become eligible and satisfy the criteria. So, instead of chasing. 00:22:08.000 -- > 00:22:14.000 Narratives, you can just rely on a passive and dynamic way to get exposure to the space. 00:22:14.000 -- > 00:22:26.000 And this is not new, right? If we look at even, um, at the… you know, other… other moments in the past, if you look at, you know, how innovation cycle happens, and this is… 00:22:26.000 -- > 00:22:30.000 We're showing how from, you know, in the last… uh, 40 years or so. 00:22:30.000 -- > 00:22:35.000 How the narrative has evolved. Right? So, the top holdings. 00:22:35.000 -- > 00:22:40.000 Of the S&P 500 back in the 90s are completely different from the top holdings now. 00:22:40.000 -- > 00:22:46.000 And we haven't seen the shift in narrative. Uh, from energy. 00:22:46.000 -- > 00:22:52.000 From healthcare, financial services. To technology. Uh, and… 00:22:52.000 -- > 00:23:00.000 This is… this is a clear shift. Of course, this is happening over decades, but the point is, with an exponential technology like crypto. 00:23:00.000 -- > 00:23:04.000 All those narratives and all those shifts, they happen over months. 00:23:04.000 -- > 00:23:09.000 And so last year, uh, there wasn't a very strong discussion around stablecoins. 00:23:09.000 -- > 00:23:17.000 Now, stablecoins is the big discussion, it's the big thing that's going to change, uh, crypto adoption, it's going to take adoption forever. So. 00:23:17.000 -- > 00:23:25.000

Those narratives, they shift over time. This is normal to any other asset class, this is normal in the equities. We've been seeing this throughout the last hundred years or so. 00:23:25.000 -- > 00:23:29.000 Um, and this is the same… the same case for crypto. So that's why. 00:23:29.000 -- > 00:23:35.000 Instead of trying to pick the winners, or choose the narratives, and we've been seeing this especially with Bitcoin. 00:23:35.000 -- > 00:23:40.000 Uh, and especially considering. The geopolitical environment that we're in. The case. 00:23:40.000 -- > 00:23:45.000 For a sovereign… a non - sovereign store of value is stronger than ever? 00:23:45.000 -- > 00:23:53.000 And people are starting to realize. That there is a space for a digital store of value, like Bitcoin. So this has been great for Bitcoin. 00:23:53.000 -- > 00:23:57.000 But some investors are looking at this and thinking that the only. 00:23:57.000 -- > 00:24:04.000 Interesting investment case for crypto is Bitcoin. And they're concentrating their bets on Bitcoin. And as the narrative shifts. 00:24:04.000 -- > 00:24:11.000 They will have to chase the narrative. So, once we start to see stablecoin adoption influencing smart contract platforms. 00:24:11.000 -- > 00:24:19.000 Or decentralized finance, uh, being boosted by tokenization. This investor will have to chase those returns. So instead of having. 00:24:19.000 -- > 00:24:27.000 Uh, you know, this burden of trying to pick the winners, you can just go diversified with a broad index like the NASDAQ Crypto Index. 00:24:27.000 -- > 00:24:32.000 That's… that's actually, um, where I wanted to go next, just maybe a little bit more detail. I think. 00:24:32.000 -- > 00:24:37.000

You might have a slide on the NASDAQ crypto index as well, but, um, I think it would be helpful to. 00:24:37.000 -- > 00:24:45.000 Go through a little bit more, um… in - depth in terms of how the index is set up, its methodology. 00:24:45.000 -- > 00:24:51.000 Um, and, you know, why we think it's a good approach for most investors. 00:24:51.000 -- > 00:24:57.000 Yeah, so this index was, um, co - developed. Uh, with hashdex and NASDAQ. 00:24:57.000 -- > 00:25:07.000 Back in 2020. To bring, um… benchmark to crypto. So, back then, there wasn't any benchmark, any way to… 00:25:07.000 -- > 00:25:15.000 You know, to measure the performance of this asset class, and most importantly, to provide a passive exposure to the asset class that could evolve over time. 00:25:15.000 -- > 00:25:22.000 And we… we had this, uh, effort with NASDAQ to think about a methodology that could be. 00:25:22.000 -- > 00:25:31.000 Very stringent. That could be reputable by institutional investors, but at the same time, could evolve over time as the market evolves. 00:25:31.000 -- > 00:25:37.000 And we come up with the… we came up with the NASDAQ Crypto Index, uh, methodology, and in order to be eligible. 00:25:37.000 -- > 00:25:45.000 The asset must satisfy a set of eligibility rules. Uh, they are very stringent to make sure. 00:25:45.000 -- > 00:25:48.000 That institutional investor is such a hashdex are able to replicate. 00:25:48.000 -- > 00:25:54.000 This type of index. So, we start with a universe of thousands of cryptoassets. 00:25:54.000 -- > 00:26:00.000 And then we apply those set of rules. The first rule is that the asset must have sufficient.

00:26:00.000 -- > 00:26:09.000 Core custodian support. What is a core custodian? A core custodian is a service provider, a qualified custodian that can store this. 00:26:09.000 -- > 00:26:14.000 Asset, uh, in a fiduciary manner. So they would store this on behalf of the client. 00:26:14.000 -- > 00:26:22.000 Uh, with all the safeguards that you expect from other regulated custodians in the market. 00:26:22.000 -- > 00:26:30.000 So, NASDAQ has, um… a process of selecting those core custodians that are part of this methodology, um, and… 00:26:30.000 -- > 00:26:34.000 If the asset satisfies this, then it can be included in the methodology. So. 00:26:34.000 -- > 00:26:40.000 There are more than a thousand assets satisfied this first eligibility rule. And then you have the second eligibility rules, which. 00:26:40.000 -- > 00:26:47.000 The asset must have sufficient core exchange support, and core exchanges is the same thing, so NASDAQ would vet. 00:26:47.000 -- > 00:26:56.000 Some of the crypto asset exchanges. And the assets must be tradable and liquid on those specific exchanges. 00:26:56.000 -- > 00:27:03.000 Then you reduce this universe from thousands of assets. To a little less than 200 assets. 00:27:03.000 -- > 00:27:08.000 The next, uh, criteria is that the asset must have sufficient liquidity, because. 00:27:08.000 -- > 00:27:19.000 Um, we're supporting a liquid product, an ETF. Uh, so you also reduce this universe to a little less than 30 assets that have sufficient liquidity to support. 00:27:19.000 -- > 00:27:25.000 A benchmark in an ETF. Then you have the fourth, um, um… 00:27:25.000 -- > 00:27:35.000

Criteria, which is it needs to have sufficient support by. Uh, ETF listing. So, the listing exchange in the US case. 00:27:35.000 -- > 00:27:45.000 Uh, it must comply with the generic listing rules. Internationally, they must comply with the different listing standards that we have throughout the European exchanges. 00:27:45.000 -- > 00:27:54.000 And this reduces the universe also to 14 assets. And then, they need to have sufficient, um, free - flow market cap. 00:27:54.000 -- > 00:28:07.000 Uh, and then it'll come with the list of eligible assets, uh, to 9 assets. So, you… Basically, you get this universe of thousands of thousands of crypto assets, and you apply a systematic. 00:28:07.000 -- > 00:28:15.000 Basically institutional. Eligibility filter that will get you to the final universe. So there's no caps. 00:28:15.000 -- > 00:28:25.000 No minimum number of assets, so maximum number of assets. As long as the asset satisfy the eligibility criteria, it's included in the index. 00:28:25.000 -- > 00:28:31.000 And this index has a quarterly. Reconstitution. So it means that every quarter, NASDAQ would run this methodology. 00:28:31.000 -- > 00:28:36.000 We'll check which assets are eligible, and they might include or exclude assets based. 00:28:36.000 -- > 00:28:45.000 On satisfying those criteria. So, over time. If the crypto market expands, and this is our core thesis, we believe that crypto market. 00:28:45.000 -- > 00:28:52.000 It's… we're in the very beginning, and this market is way bigger than just Bitcoin, so if this market evolves. 00:28:52.000 -- > 00:29:02.000 More assets might become eligible. This index can have 10… 20, 50, hundreds of assets. There's no limit in the number of assets that this index can have. 00:29:02.000 -- > 00:29:07.000 On the other side, if the market concentrates around one or two assets, around Bitcoin.

00 : 29 : 07 . 000 -- > 00 : 29 : 13 . 000 Or Bitcoin and Ethereum, uh … the number of assets are going to be reduced over time . So . 00 : 29 : 13 . 000 -- > 00 : 29 : 20 . 000 This is the interesting, uh, pure beta . Pure passive approach of the NASDAQ crypto index . 00 : 29 : 20 . 000 -- > 00 : 29 : 25 . 000 Once those assets are selected . They are weighted by market capitalization . 00 : 29 : 25 . 000 -- > 00 : 29 : 30 . 000 So this means that, uh, whatever the market is pricing out the assets . 00 : 29 : 30 . 000 -- > 00 : 29 : 38 . 000 This is going to be the weight in the index . And as some assets gain market representation, they can gain representation on the index, and vice versa . 00 : 29 : 38 . 000 -- > 00 : 29 : 46 . 000 So this provides, uh, pure … passive, uh, bad exposure to the asset class . 00 : 29 : 46 . 000 -- > 00 : 29 : 58 . 000 So we have a, um, about 12 or 13 minutes left, and so I think I'll ask one or two more questions, and I … we have some questions coming in, um, now, and I can ask those, uh, try to get those in before . 00:29:58.000 -- > 00:30:13.000 Um, before we wrap up, but… Um, I wanted to, so the NASDAQ Crypto Index we mentioned early on, uh, it was launched in Brazil, we had an ETF down in Brazil that grew to be the biggest crypto index ETF. 00:30:13.000 -- > 00:30:19.000 In the world, and I think it would be useful to maybe talk a bit more about. 00:30:19.000 -- > 00:30:28.000 Some of the… what we've seen as, you know, the… with the U.S. Now opening up, what we've seen from other markets, particularly in Latin America and Europe, where we have ETPs. 00:30:28.000 -- > 00:30:38.000 And, you know, both those regions were much quicker to their financial… their financial regulators were much quicker to embrace this as, you know, any other sort of financial instrument. 00:30:38.000 -- > 00:30:50.000

And so, um, any kind of lessons learned, or sort of what we've seen from our experience running these types of products in other regions that you think apply to the U.S? 00:30:50.000 -- > 00:30:55.000 So, I think we saw two very interesting things happening, and this is both in Brazil. 00:30:55.000 -- > 00:31:00.000 We're also in Switzerland and Germany. Ask the regulators. 00:31:00.000 -- > 00:31:11.000 Gave clarity for crypto ETPs to come to market. This has allowed the financial institutions to start being more comfortable with the space. 00:31:11.000 -- > 00:31:20.000 So, we saw this in Brazil, and now there is a regulatory framework around cryptoassets, regulation for crypto exchanges. 00:31:20.000 -- > 00:31:27.000 Uh, and, you know. A big push towards the tokenization of the economy and adoption of stablecoins. 00:31:27.000 -- > 00:31:36.000 We've seen that in Switzerland for the last 10 years or so, in which, you know, most of the banks now offer direct access to crypto, and they see crypto as any other. 00:31:36.000 -- > 00:31:44.000 Asset class, and… We're seeing now this happening in the US. So, last year, when the SEC approved the Bitcoin ETFs. 00:31:44.000 -- > 00:31:55.000 Uh, this was a movement that started, uh, you know. Making the financial institutions more comfortable, uh, with crypto overall, but especially now. 00:31:55.000 -- > 00:32:01.000 With this new administration, and now this generic listing standard. This is giving clarity that crypto is no longer. 00:32:01.000 -- > 00:32:10.000 Uh, you know, something that's marginalized and at risk. Of being banned by the government, and this is attracting more players to the space. 00:32:10.000 -- > 00:32:16.000 So, this is the first one. The second one, and this is a very interesting insight that we've been seeing. 00:32:16.000 -- > 00:32:26.000 Uh, and again, across the euro pin, across. Latam, is that… Although single assets have a very strong appeal. 00:32:26.000 -- > 00:32:35.000 Especially for retail investors. The big demand for single - asset TTPs is coming from self - directed retail investors and hedge funds. 00:32:35.000 -- > 00:32:39.000 Hedge funds that want to deploy their own actively managed strategy. 00:32:39.000 -- > 00:32:45.000 Um, um, using, leveraging crypto assets, and self - directed retail investors are building their own. 00:32:45.000 -- > 00:32:53.000 Crypto portfolios. They've been doing this on Coinbase and other crypto exchanges for a long time. Now they're doing this on their retirement account. 00:32:53.000 -- > 00:33:02.000 But advisors and wealth managers. They've been looking for diversified solutions. So, the adoption we've been seeing for… 00:33:02.000 -- > 00:33:10.000 Smart beta, pure passive, factory investing in crypto has been mostly from, uh, financial advisors. 00:33:10.000 -- > 00:33:18.000 Wealth managers and private banks. And this is the same trend we're seeing here in the US. So as we look at the U.S, the… 00:33:18.000 -- > 00:33:24.000 The huge success we saw on the Bitcoin ETFs, this is mostly driven by self - directed retail investors. 00:33:24.000 -- > 00:33:41.000 And hedge funds deploying their actively managed strategies, and now. That we have a crypto index ETF, and that we have the generic listing rule that will give clarity for more products to come to market. We're starting to see an uptick of interest in financial advisors. 00:33:41.000 -- > 00:33:52.000 So I'm going to wrap my, um, last question into a couple of the questions that we've gotten from the audience, and it's actually related to the general listing rule that you mentioned. 00:33:52.000 -- > 00:33:58.000 Um, with the SEC acting on that recently, kind of opening up crypto ETFs in the US. 00:33:58.000 -- > 00:34:13.000 Um, so this is kind of a two - part question, but one, where do you see… the kind of… regulatory, the direction of regulation in the U.S, um, leading to products and product development going forward. 00:34:13.000 -- > 00:34:21.000 And, um, the second part, we had a question about, um, future constituents within the NASDAQ crypto index. Someone asked about Litecoin, and. 00:34:21.000 -- > 00:34:38.000 Um, whether or not that'll be in the index at some point. So, maybe if you wouldn't mind just talking a bit about the impact of that generic listing rule, and then going forward, what we think it will look like from a product perspective in terms of having additional access to additional assets. 00:34:38.000 -- > 00:34:43.000 Okay, so when we look at the generic listing rule, uh, it gives a very clear guidance. 00:34:43.000 -- > 00:34:54.000 Uh, for exchanges to consider new listings. And what we expect to see, and we're already seeing in the market, is that we're going to see hundreds of different crypto asset ETPs. 00:34:54.000 -- > 00:35:03.000 Uh, coming to market. Single asset ETPs. Um, of all of the assets that are eligible, and over time, as more assets become eligible. 00:35:03.000 -- > 00:35:13.000 We spec more single - asset ETPs to come to market. We spec more different basket strategies, both, like, proprietary baskets, self - indexing. 00:35:13.000 -- > 00:35:18.000 Uh, passive, more indices coming to market, so we spec the space together. 00:35:18.000 -- > 00:35:26.000 Uh, very busy, a lot of different options. And this is great for investors. This is great for investors because it's going to give choice. 00:35:26.000 -- > 00:35:45.000

Uh, and this is something that U.S. Investors. Didn't have for a long time, and… we had this for a long time in other countries. We had this in Canada, we had this in Brazil, had this in Switzerland, Germany, France, and now this is finally coming to the US, to the largest capital market on the planet, so we believe this is great for investors. 00:35:45.000 -- > 00:35:52.000 Protection for crypto adoption, for choice, and for advisors' adoption. So. 00:35:52.000 -- > 00:35:58.000 It's going to get, uh, very busy. Also, it's going to get more complicated. 00:35:58.000 -- > 00:36:04.000 Right? Up until now, the… basically the… the big option the investors had was going to a Bitcoin ETF. 00:36:04.000 -- > 00:36:10.000 And choose one of the, uh, one of the Bitcoin ETFs. Now, you'll have to pick and choose. 00:36:10.000 -- > 00:36:17.000 Probably among thousands of cryptoassets, and cryptoassets ETPs coming to market. This is going to get very hard to choose. 00:36:17.000 -- > 00:36:23.000 And that's why we believe that the case for index investing is even stronger now, now that there are options. 00:36:23.000 -- > 00:36:32.000 That there is diversification, that there's a whole range of products to choose from. We believe that the case for crypto index investors is going to be even stronger. 00:36:32.000 -- > 00:36:43.000 To the second question around, like, specific assets being eligible. Like I mentioned, this is a rules - based methodology, so as long as the asset satisfy those rules. 00:36:43.000 -- > 00:36:49.000 Is going to be included in the index. Hashdex has no discretion whatsoever to select specific assets. 00:36:49.000 -- > 00:36:55.000 So, we can't choose… pick and choose any asset that we like, uh, to be included in the index. We rely. 00:36:55.000 -- > 00:37:05.000

On this methodology, because we believe that over time. The assets that satisfy this are going to be the long - lasting assets in this industry. So. 00:37:05.000 -- > 00:37:16.000 Two things needs to happen, basically, for… For new assets to come, uh, and participate into this, um, to these NXP, eligible to these index. So, two big… 00:37:16.000 -- > 00:37:23.000 Bottlenecks. The first one is having sufficient market capitalization and liquidity. 00:37:23.000 -- > 00:37:32.000 And the second big one is to comply with the generic listing rules, the generic… the SEC generic listing rules, those new rules that have been. 00:37:32.000 -- > 00:37:38.000 Uh, just approved. So, as long as the assets satisfy all those eligibility criterias and the major bottlenecks are. 00:37:38.000 -- > 00:37:43.000 Market capitalization, liquidity, and the generic listing rules, they're going to be included in the index. 00:37:43.000 -- > 00:37:56.000 Every quarter, again, uh, NASDAQ would run this methodology again, and if the asset is eligible, it's going to be included. So… Um, over time, we don't have to worry about any specific assets. 00:37:56.000 -- > 00:38:01.000 The only question you need to ask yourself. Is whether crypto is here to stay. 00:38:01.000 -- > 00:38:05.000 And where the crypto is going to be better in the future. 00:38:05.000 -- > 00:38:10.000 If your answer to those questions is yes. Then you might want to have exposure. 00:38:10.000 -- > 00:38:16.000 Right? If you want to have exposure. Then as the Crypto Index offers you a passive way. 00:38:16.000 -- > 00:38:25.000 To get an evolative exposure to the space, so you don't have to pick winners, and what about that specific asset or other asset? You know, just buy and hold.

00:38:25.000 -- > 00:38:31.000 One seeker, and this is going to give you a broad market exposure over time. 00:38:31.000 -- > 00:38:41.000 We have a couple questions about shifting investor perspectives on this asset class, and so apologies, I'm gonna. 00:38:41.000 -- > 00:38:42.000 Okay. 00 : 38 : 42 . 000 -- > 00 : 38 : 51 . 000 I'm gonna jam you with another two - part question here, but they're related, so … Um, you know, volatility is something that we get a lot of questions about . If you look at surveys of advisors and other professional investors, it's often the top . 00 : 38 : 51 . 000 -- > 00 : 38 : 58 . 000 Concern that they have with this asset class. Uh, but one of the questions mentioned how in the. 00 : 38 : 58 . 000 -- > 00 : 39 : 06 . 000 Um, the slide that we have on a NCIQ allocation that the Sharpe ratio improves with limited drawdowns. 00:39:06.000 -- > 00:39:27.000 Um, over time. And, um, the question is, you know, are investors, are they responding to this, or is the… the volatility, you know, kind of the dominant concern now, and they're not looking, you know, at these other sort of risk - adjusted metrics and, uh, and so that's the first question, and then I guess. 00 : 39 : 27 . 000 -- > 00 : 39 : 38 . 000 The second and very related part of that is, is this changing their views, right? Is the… improving risk - adjusted returns within this asset class, within portfolios. 00 : 39 : 38 . 000 -- > 00 : 39 : 45 . 000 Actually starting to shift the mindset of, uh, advisors and other investors. 00 : 39 : 45 . 000 -- > 00 : 39 : 50 . 000 Yeah, so this is a great question in a very frequent one, uh, because volatility. 00 : 39 : 50 . 000 -- > 00 : 39 : 57 . 000 It scares people, right? And if you're used to looking at every single line on your portfolio. 00 : 39 : 57 . 000 -- > 00 : 40 : 06 . 000

It's not, like, it's not comfortable to see a line on your portfolio going down 66%, and this is what we saw with the NASA Crypto Index in 2022. 00:40:06.000 -- > 00:40:12.000 Uh, but… That's… that's natural for any new asset class. 00:40:12.000 -- > 00:40:17.000 That… there was this exactly the same thing that happened with the internet back in the 90s and in the 2000s. 00:40:17.000 -- > 00:40:27.000 Just look at Amazon's stock price over time. Uh, you'll see multiple drawdowns of 60, 70, 80%, uh, throughout 10, 20 years. 00:40:27.000 -- > 00:40:32.000 That's normal for any new asset class. So that's why I like to tell investors that the. 00:40:32.000 -- > 00:40:37.000 The difference between the medicine and the poison is the size of the dose. 00:40:37.000 -- > 00:40:45.000 If you do… if you look for a… 60% of allocation in crypto in your portfolio. This type of volatility is going to be very concerning. 00:40:45.000 -- > 00:40:51.000 Because that's going to affect the overall portfolio in a very significant way. 00:40:51.000 -- > 00:40:57.000 But if you look for a small location. And we're talking here, again, between 1% and 10%. 00:40:57.000 -- > 00:41:03.000 That volatility can also be good for your portfolio, because when you combine this level of volatility. 00:41:03.000 -- > 00:41:10.000 With the lower historical correlation. That gives a very good, uh, diversification impact. 00:41:10.000 -- > 00:41:14.000 To your portfolio. So again, looking this from a technical lens. 00:41:14.000 -- > 00:41:23.000 Is this strictly positive, this volatility? Because it gives… these, uh, diversification to a portfolio. It gives another.

00:41:23.000 -- > 00:41:32.000 Way to generate alpha on your portfolio over time. But if you look from an emotional standpoint, and that's where. 00:41:32.000 -- > 00:41:37.000 Um, the… we believe that the work that the advisors, uh. 00:41:37.000 -- > 00:41:47.000 Do for their clients is critical, is managing their emotions. And managing how they perceive the creation and the evolution of their wealth. This is the big thing. 00:41:47.000 -- > 00:41:54.000 This is something that we cannot teach on schools. This is really, you know, a conversation, and making the client comfortable. 00:41:54.000 -- > 00:42:03.000 With going through the ups and downs in the market. And understanding that this is a generational investment opportunity, so you cannot measure this. 00:42:03.000 -- > 00:42:12.000 In 3 months or 6 months timeframe. You'll need to look at this from a 5 to 10 years time horizon. 00:42:12.000 -- > 00:42:18.000 So, I think that's where, you know, we believe that the role of the financial advisors is critical. 00:42:18.000 -- > 00:42:23.000 To manage the client's expectations, client's emotion, and most importantly, helping them. 00:42:23.000 -- > 00:42:30.000 With their behavioral biases, because. With such an asset class, when you see. 00:42:30.000 -- > 00:42:36.000 You know, prices going up. 100%, 130%, 200%. 00:42:36.000 -- > 00:42:41.000 Like, I would general emotion, our general biases will tell us that we need to put in. 00:42:41.000 -- > 00:42:53.000 All the eggs into that basket. Uh, so clients will want to increase their allocation and put more money into this, sell their house to buy crypto, and all those types of, you know, damaging behaviors.

00:42:53.000 -- > 00:42:59.000 That we've been seeing fraud those last few years. But then, when this market is going down 66%. 00:42:59.000 -- > 00:43:03.000 It's not comfortable as well. Clients will get desperate, they want to sell everything. 00:43:03.000 -- > 00:43:10.000 So, uh, that's where we believe that the role of the financial advisor is critical, to help them grow through this journey. 00:43:10.000 -- > 00:43:17.000 And calculate… the right allocation to their portfolio, and most importantly. 00:43:17.000 -- > 00:43:26.000 Rebalance over time. So… If you give discipline to this, then you can use volatility to your advantage. So, for instance, if you… 00:43:26.000 -- > 00:43:37.000 Choose to have a 5% allocation in a portfolio. In the near, like, 2023, in which this asset class goes up 130%. 00:43:37.000 -- > 00:43:40.000 You're going to be rebalancing that portfolio, you're going to be selling the winners. 00:43:40.000 -- > 00:43:45.000 So you're going to be selling that position and rebalancing throughout the other asset classes. 00:43:45.000 -- > 00:43:50.000 And then, in the year like 2022, when this goes down, like, 66%. 00:43:50.000 -- > 00:43:54.000 You're going to be buying more. Again, rebalancing the portfolio. So. 00:43:54.000 -- > 00:44:00.000 Uh, when everyone is desperate out there. You having the discipline, you're buying. 00:44:00.000 -- > 00:44:08.000 And when everyone is greedy out there, wanting to buy, you're selling. So this type of strategy, if you deploy it with discipline over time. 00:44:08.000 -- > 00:44:18.000 Then the chances of getting great results for our clients. Are very high. In fact, we have some studies that show that if you follow this strategy. 00:44:18.000 -- > 00:44:23.000 Um, throughout, you know, with disciplines, there's no window of 4 years. 00:44:23.000 -- > 00:44:31.000 In which you'll be worse off not having crypto. In your portfolio. In smaller windows, like 6 months to 1 year. 00:44:31.000 -- > 00:44:38.000 Is, you know, like, tossing a dice. It's… anything can happen. It can be good, it can be bad. 00:44:38.000 -- > 00:44:44.000 Can be very good, can be very bad, but over long term, especially over windows above 4 years. 00:44:44.000 -- > 00:44:54.000 There's no, uh… example, there's no sample over the last 15 years in which the investors were worse off not having crypto. 00:44:54.000 -- > 00:45:02.000 That's… that's great. Very helpful, and uh… apologies, because I think I asked you about 5 questions disguised as 2 there, so thanks for going into. 00:45:02.000 -- > 00:45:07.000 Into all that, and we're right at time here, um, and before we go. 00:45:07.000 -- > 00:45:14.000 I did just want to mention that, um, for those that might not be familiar with hashdex, you can visit our website, hashdex.com. 00:45:14.000 -- > 00:45:30.000 We've got a ton of education on all of this stuff, including two… Uh, very new, very detailed reports on the case for index investing in crypto, so encourage you all to visit our site, or using the QR code, which is here on the screen. 00:45:30.000 -- > 00:45:43.000 Or give us a follow on Twitter, at hashdex, and Samir, thanks, as always, for your insights, and thanks, everyone, for joining.